Exhibit 99.1

Neiman Marcus, Inc. Reports Fourth Quarter and Fiscal Year 2010 Results

DALLAS--(BUSINESS WIRE)--September 14, 2010--Neiman Marcus, Inc. today reported financial results for both the fourth quarter and fiscal year ended July 31, 2010. For the fourth quarter of fiscal year 2010, the Company reported total revenues of $826.3 million compared to $768.0 million in the prior year. Comparable revenues increased 6.5 percent. Operating earnings for the fourth quarter of fiscal year 2010 were $4.5 million compared to an operating loss of $192.1 million for the fourth quarter of fiscal year 2009. The Company’s Adjusted operating loss for the fourth quarter of fiscal year 2009, excluding non-cash impairment charges of $143.1 million, as described below under “Other Items”, was $49.0 million.

The Company reported a net loss of $32.8 million for the fourth quarter of fiscal year 2010 compared to a net loss of $168.6 million in the prior year. EBITDA for the fourth quarter of fiscal year 2010 was $59.8 million compared to a loss of $137.4 million in the prior year. Adjusted EBITDA for the fourth quarter of fiscal year 2009 was $5.7 million.

For fiscal year 2010, the Company reported total revenues of $3.69 billion compared to $3.64 billion in the prior year. Comparable revenues decreased 0.1 percent. The Company recorded operating earnings for fiscal year 2010 of $231.8 million compared to an operating loss of $652.9 million for the comparable period a year ago. The Company’s Adjusted operating earnings for fiscal year 2009, excluding non-cash impairment charges of $703.2 million, as described below under “Other Items”, were $50.3 million.

The Company reported a net loss of $1.8 million for fiscal year 2010 compared to a net loss of $668.0 million in the prior year. EBITDA for fiscal year 2010 was $446.9 million compared to a loss of $429.4 million in the prior year. Adjusted EBITDA for fiscal year 2009 was $273.8 million.

This release contains information regarding the Company’s Adjusted operating earnings (loss), EBITDA and Adjusted EBITDA, all of which are non-GAAP financial measures. A reconciliation of these figures to the most directly comparable GAAP figures, together with certain other information, can be found at the end of this release.

Other Items

The Company recorded non-cash impairment charges of $703.2 million in fiscal year 2009 which represents 1) $329.7 million pretax impairment charge related to the writedown to fair value of goodwill, 2) $343.2 million pretax impairment charge related to the writedown to fair value of the net carrying value of tradenames and 3) $30.3 million pretax impairment charge related to the writedown to fair value of the net carrying value of certain long-lived assets.

A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com on Tuesday, September 14, 2010 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	July 31, 2010	August 1, 2009

ASSETS
Current assets:
Cash and cash equivalents	$421,007	$323,425
Merchandise inventories	790,516	766,832
Other current assets	148,599	144,196
Total current assets	1,360,122	1,234,453

Property and equipment, net	905,826	992,715
Goodwill and intangible assets, net	3,205,688	3,278,947
Other assets	60,646	87,837
Total assets	$5,532,282	$5,593,952

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$270,778	$233,990
Accrued liabilities	361,456	315,812
Other current liabilities	30,309	26,617
Total current liabilities	662,543	576,419

Long-term liabilities:
Long-term debt	2,879,672	2,954,221
Deferred income taxes	668,647	697,810
Other long-term liabilities	396,047	446,667
Total long-term liabilities	3,944,366	4,098,698

Total shareholders’ equity	925,373	918,835
Total liabilities and shareholders’ equity	$5,532,282	$5,593,952

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Thirteen Weeks Ended		Fiscal Year Ended
(in thousands)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Revenues	$826,338	$768,093	$3,692,768	$3,643,346
Cost of goods sold including buying and occupancy costs	570,608	582,887	2,419,545	2,536,764
Selling, general and administrative expenses	208,318	195,777	885,406	882,737
Income from credit card program, net	(12,357)	(16,284)	(59,076)	(49,966)
Depreciation expense	36,916	36,381	141,839	150,759
Amortization of intangible assets	13,845	13,845	55,381	54,826
Amortization of favorable lease commitments	4,469	4,469	17,878	17,877
Impairment charges	-	143,107	-	703,266

Operating earnings (loss)	4,539	(192,089)	231,795	(652,917)

Interest expense, net	59,349	60,899	237,108	235,574

Loss before income taxes	(54,810)	(252,988)	(5,313)	(888,491)

Income tax benefit	(22,032)	(84,455)	(3,475)	(220,445)

Net loss	$(32,778)	$(168,533)	$(1,838)	$(668,046)

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)

SEGMENTS:	Thirteen Weeks Ended		Fiscal Year Ended
(dollars in millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

REVENUES:
Specialty Retail Stores	$667.3	$628.0	$3,010.8	$2,991.3
Direct Marketing	159.0	140.0	682.0	652.0
Total	$826.3	$768.0	$3,692.8	$3,643.3

OPERATING EARNINGS (LOSS):
Specialty Retail Stores	$19.6	$(29.8)	$272.5	$124.3
Direct Marketing	21.2	15.9	112.6	73.3
Corporate expenses	(15.3)	(12.7)	(58.1)	(52.1)
Other expenses	(2.7)	(4.1)	(21.9)	(22.5)
Amortization of intangible assets and favorable lease commitments	(18.3)	(18.3)	(73.3)	(72.7)
ADJUSTED OPERATING EARNINGS (LOSS)	$4.5	$(49.0)	$231.8	$50.3
Impairment charges	-	(143.1)	-	(703.2)
OPERATING EARNINGS (LOSS)	$4.5	$(192.1)	$231.8	$(652.9)

Other expenses consists primarily of costs (primarily professional fees and severance) incurred in connection with cost reductions and corporate initiatives.

Adjusted operating earnings (loss) represents operating earnings (loss) excluding impairment charges.

Neiman Marcus, Inc. believes reporting adjusted operating earnings (loss) is a more meaningful representation of the Company’s on-going economic performance and therefore uses adjusted reporting internally to evaluate and manage the Company’s operations. Neiman Marcus, Inc. has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations. Adjusted operating earnings (loss) is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating earnings (loss) should not be considered as an alternative to operating earnings (loss) or net earnings (loss) as a measure of operating performance or cash flows as a measure of liquidity. Adjusted operating earnings (loss) should not be considered in isolation to, or as a substitute for, analysis of the Company’s results reported in accordance with generally accepted accounting principles. Adjusted operating earnings (loss) as presented herein are not necessarily comparable to similarly titled measures used by other companies.

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)
OTHER DATA:

	Thirteen Weeks Ended		Fiscal Year Ended
(dollars in millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Capital expenditures	$15.6	$20.2	$58.7	$101.5

Depreciation	$36.9	$36.4	$141.8	$150.8
Amortization of intangibles	$18.3	$18.3	$73.3	$72.7

Rent expense	$21.1	$21.1	$85.0	$85.4

EBITDA*	$59.8	$(137.4)	$446.9	$(429.4)
Adjusted EBITDA*	$59.8	$5.7	$446.9	$273.8

*For an explanation of EBITDA and Adjusted EBITDA, see “Non-GAAP Financial Measure.”

NEIMAN MARCUS, INC.
NON-GAAP FINANCIAL MEASURE
(UNAUDITED)

The following table reconciles net loss as reflected in the Company’s condensed consolidated statements of operations prepared in accordance with GAAP to EBITDA and Adjusted EBITDA:

	Thirteen Weeks Ended		Fiscal Year Ended
(dollars in millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net loss	$(32.8)	$(168.6)	$(1.8)	$(668.0)
Income tax (benefit)	(22.0)	(84.4)	(3.5)	(220.5)
Interest expense, net	59.4	60.9	237.1	235.6
Depreciation expense	36.9	36.4	141.8	150.8
Amortization of intangible assets and favorable lease commitments	18.3	18.3	73.3	72.7
EBITDA	59.8	(137.4)	446.9	(429.4)
Impairment charges	-	143.1	-	703.2
Adjusted EBITDA	$59.8	$5.7	$446.9	$273.8

We present the non-GAAP financial measures EBITDA and Adjusted EBITDA because we use these measures to monitor and evaluate the performance of our business and believe the presentation of these measures will enhance investors’ ability to analyze trends in our business, evaluate our performance relative to other companies in our industry and evaluate our ability to service our debt. In addition, we use EBITDA and Adjusted EBITDA as components of the measurement of incentive compensation.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and this computation may vary from others in the industry. In addition, EBITDA and Adjusted EBITDA contain some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements and indentures governing the Company’s senior secured Asset-Based Revolving Credit Facility, Senior Secured Term Loan Facility, Senior Notes and Senior Subordinated Notes. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating earnings (loss) or net loss as measures of operating performance or cash flows as measures of liquidity. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA do not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect changes in, or cash requirements, for working capital needs; do not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; exclude tax payments that represent a reduction in cash available; and do not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

CONTACT:
Neiman Marcus, Inc.
James E. Skinner, 214-757-2954
Executive Vice President and Chief Financial Officer
or
Stacie Shirley, 214-757-2967
Vice President – Finance and Treasurer